Exhibit 10.1

The following is a description of the Company’s Executive Bonus Plan (the “Bonus Plan”) provided pursuant to Paragraph 10 (iii) of Item 601 of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information.

The purpose of the Company’s Bonus Plan is to promote the interests of the Company’s stockholders by providing key employees with financial rewards upon achievement of specified business objectives, as well as to assist the Company in attracting and retaining key employees by providing attractive compensation opportunities linked to performance results. The Company’s executive officers, including the chief executive officer, are eligible to participate in the Bonus Plan.

The Compensation Committee of the Board of Directors will determine annually the performance targets for each of the executive officers participating in the Bonus Plan. Bonuses payable under the Bonus Plan are determined by the Compensation Committee.

The Compensation Committee of the Board of Directors may determine that all or part of an annual bonus will be tied to achievement of a target based upon earnings from operations (“EFO”) of the Company, compared to the Company’s annual operating plan, with some EFO targets based upon total Company performance and others based upon the performance of regional operations of the Company. The Compensation Committee may determine that a portion of the bonus for an executive officer will be based upon achievement of one or more annual individual performance objectives (“APOs”). The Compensation Committee may determine that other performance measures will be used as targets in determining performance bonuses for the executive officers under the Bonus Plan.

The Compensation Committee may consider other factors in awarding bonuses and may, in its discretion, award as a discretionary bonus a portion of any bonus amount that is not earned based upon achievement of the applicable performance targets or APO.